February 21, 2008                                                                       EXHIBIT 10.1

Mr. Michael A. Peel
Chairman, Compensation Committee
Board of Directors of Select Comfort Corporation

Dear Mike:

Last December, when it became clear that we needed to restructure our organization, I began considering ways to lead by example, demonstrating that sacrifices would have to be made to protect our ability to invest in growth.  In order to demonstrate my belief in and commitment to Select Comfort’s mission and our Annual Operating Commitment for 2008, I propose to forego my annual base salary for the balance of 2008 until such time as we begin to show consistent growth in sales.

Specifically, my proposal is as follows:

(1)    My base salary would be $0 commencing immediately and would continue at that rate until such time as the company achieves year-over-year growth in same store sales of at least 1% for not less than four consecutive weeks.  If and when this objective is achieved, my base salary would thereafter be paid at the normal rate of $660,000 per year.

(2)    Any annual cash incentive compensation that may become payable to me for achievement of 2008 individual or company-wide performance targets would be calculated on the basis of the full normal annual base salary set forth above (regardless of the amount of salary foregone).

(3)    To the extent that I may become eligible for severance compensation under the terms of the Select Comfort Corporation Executive Severance Pay Plan, the amount payable thereunder would be calculated on the basis of the full normal annual base salary set forth above (regardless of the amount of salary foregone).

(4)    To the extent that I or my beneficiaries become eligible for payments under the company’s standard Life and AD&D Insurance or Long Term Disability benefit plans, the amount payable thereunder would be calculated on the basis of the full normal annual base salary set forth above (regardless of the amount of salary foregone).

(5)    I will pay the employee portion of company benefits that I have elected and fund my health savings account out of my own pocket until my base salary again becomes payable pursuant to paragraph (1) above.

This proposal relates solely to the base salary that would otherwise be paid to me during 2008 and is not applicable to any period thereafter.  The company would agree to promptly amend any benefit plans or agreements and obtain riders to any insurance policies as necessary to implement this proposal.

Please review this proposal with the Compensation Committee and, if acceptable, please so indicate by your signature below.  With your agreement, I will share this discussion with the company.

Sincerely,

/s/ William R. McLaughlin

William R. McLaughlin

The Compensation Committee of the Board of Directors of Select Comfort Corporation has accepted the proposal set forth above effective as of February 21, 2008.

                                                    /s/ Michael A. Peel

                                                     Michael A. Peel, Chairman of the
                                                           Compensation Committee